 Exhibit No. 99.1

Boardwalk Pipelines and Energy Transfer Partners to Develop New Pipelines to Transport Natural Gas from Central and East Texas

Houston and Dallas, Texas, June 2, 2005 — Boardwalk Pipelines, LLC announces that its pipeline subsidiaries Gulf South Pipeline Company, LP and Texas Gas Transmission, LLC and Energy Transfer Partners, L.P. have commenced to jointly develop two new independently owned and operated pipelines that will interconnect near Carthage, Texas. The two pipeline projects integrate the Gulf South and Texas Gas systems with Energy Transfer’s existing pipeline systems.

These new pipeline projects, in combination with Energy Transfer’s extensive 11,700 mile intrastate pipeline system, will provide access to all the major supply basins in Texas. In addition, Gulf South and Energy Transfer will provide customers with seamless transportation to numerous market centers on Gulf South, including Perryville, Louisiana and the Henry Hub, to Midwest markets on Texas Gas, and to industrial and pipeline markets located east of the Mississippi River, including the Baton Rouge to New Orleans industrial corridor, Florida Gas Transmission Zone 3, and Transco Zone 4, and Texas Eastern M1.

“Our previously announced multi-phase pipeline expansion was designed to provide producers with the needed pipeline capacity out of Central and East Texas to our Texoma pipeline which interconnects certain interstate pipelines. This project enhances our expansion through the development of a pipeline from Texoma to Carthage accessing the new Gulf South interstate pipeline and the additional markets Gulf South provides” said Roy Patton, Senior Vice President of Energy Transfer.

Gulf South Senior Vice President, John Boone said “The alliance with Energy Transfer will provide transportation for the increasing Texas natural gas production to large market centers serving the Midwest, Northeast, and Southeast U.S. As more production comes into the Carthage area new pipeline capacity beyond the Texas-Louisiana border becomes critical for the producers to access higher priced markets. This was evidenced by the results of a joint open season that Texas Gas and Gulf South conducted earlier this year.”

Gulf South is proposing to construct a 36” interstate pipeline with an initial capacity of 1 billion cubic feet per day that will originate in Carthage, where it will interconnect with Energy Transfer’s pipelines, and then be connected to Gulf South’s existing high pressure mainline pipeline system in Louisiana and Mississippi and with Texas Gas’ high pressure mainlines in Louisiana. In addition to its previously announced pipeline construction projects, Energy Transfer anticipates developing a 36 mile, 36” pipeline from its Texoma pipeline east to Carthage.

The joint development of the new pipelines is subject to completion of the multi-year development process including obtaining customer commitments, necessary regulatory approvals and the execution of definitive agreements among other things.